AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS AMENDMENT to the Distribution Agreement dated July 20, 2020 (the “Agreement”) between ETF Series Solutions (the “Trust”), a Delaware statutory trust and Quasar Distributors, LLC (the “Distributor” and, together with the Trust, the “Parties”), a Delaware limited liability company has an Effective Date of February 19, 2021.

RECITALS

WHEREAS, the Parties have entered into the Agreement.

WHEREAS, the Parties desire to amend Exhibit A of the Agreement.

WHEREAS, Section 8(b) of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the Parties agree as follows:

Exhibit A of the Agreement is replaced by Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

ETF SERIES SOLUTIONS	QUASAR DISTRIBUTORS, LLC

By: /s/ Michael D. Barolsky	By: /s/ Mark Fairbanks
Name: Michael D. Barolsky	Name: Mark Fairbanks
Title: Vice President & Secretary	Title: Vice President
Date: 2/19/2021	Date: 2/19/2021

EXHIBIT A

Blue Horizon BNE ETF
ETFB REITs ETF
ISE Cyber Security ETF
ISE Mobile Payments
Aptus Drawdown Managed Equity ETF
Aptus Collared Income Opportunity ETF
Aptus Defined Risk ETF
Opus Small Cap Value ETF
International Drawdown Managed Equity ETF